Exhibit 10.12
COFFEYVILLE RESOURCES, LLC
PHANTOM UNIT APPRECIATION PLAN (PLAN II)
1.	Purpose; Operation. The purpose of the Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan II) (the “Plan”) is to provide an incentive to employees of the Company and its Affiliates who contribute to the Company’s success to increase their efforts on behalf of the Company and to promote the success of the Company’s business. Participants in the Plan have the opportunity to receive cash payments in respect of Phantom Points they hold in the event of certain distributions pursuant to the Parent II LLC Agreement to “Members” (as defined in the Parent II LLC Agreement) in Coffeyville Acquisition II LLC, an indirect equity owner of the Company. Whether payments will be made will depend on the amount of net proceeds realized in connection with the event that gives rise to such distributions. Defined terms are defined in Exhibit A hereto.
2.	Administration. The Plan shall be administered by the Committee. The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation:
•	the authority to grant Phantom Points;

•	to determine the persons to whom and the time or times at which Phantom Points shall be granted;

•	to determine the number and type of Phantom Points to be granted and the terms, conditions and restrictions relating thereto;

•	to determine whether, to what extent, and under what circumstances Phantom Points may be settled, cancelled, forfeited, exchanged, or surrendered;

•	to make adjustments in the terms and conditions applicable to Phantom Points;

•	to construe and interpret the Plan and Award Agreements;

•	to prescribe, amend and rescind rules and regulations relating to the Plan;

•	to determine the terms and provisions of the Award Agreements;

•	to determine the Baseline Primary Phantom Percentage, the Total Phantom Percentages and the Final Phantom Percentages;

•	to determine the amounts allocable for payment pursuant to this Plan;

•	to assign Phantom Benchmark Amounts; and

•	to make all other determinations deemed necessary or advisable for the administration of the Plan.
All determinations made by the Committee in respect of the Plan shall be final and binding on all Participants and their beneficiaries. No manager or member of the Company or member of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Phantom Points granted hereunder. The Committee, with the consent of Parent II LLC, shall make determinations with respect to percentages (including the Total Phantom Percentages and the Final Phantom Percentages) and cash amounts allocated, if any, to the Plan with reference to the applicable definitions set forth in Exhibit A; provided that any and all determinations with respect to applicable percentages and cash amounts allocated to the Plan shall be made in the Committee’s discretion and may vary from such definitions. The Committee may make adjustments in the operation of provisions of the Plan if the Committee determines in its sole discretion that such adjustments will further the intent of such provisions.
3.	Eligibility. Phantom Points may be granted at any time to directors, employees (including officers) and service providers of an Employer, in the discretion of the Committee.
4.	Phantom Service Points; Payment.
(a)	Phantom Service Point Pool. A pool of points shall exist consisting of “Phantom Service Points”. Phantom Service Points shall represent the right to receive a cash payment from the Employer within thirty (30) days following the date on which a distribution is made pursuant to the Parent II LLC Agreement. The pool of Phantom Service Points shall initially be 10,000,000 but may be increased in the discretion of the Committee at any time. The total number of Phantom Service Points outstanding (after taking into account any adjustments made pursuant to Section 7) shall be referred to as the “Total Phantom Service Point Pool”.

(b)	Phantom Service Percentage. The “Phantom Plan Service Percentage” for each Participant shall be the Final Phantom Service Percentage multiplied by the quotient obtained by dividing (x) the number of Phantom Service Points allocated to such Participant by (y) 10,000,000, or, if the Total Phantom Service Point Pool is greater than 10,000,000, the Total Phantom Service Point Pool.

(c)	Phantom Service Point Payments. The cash amount payable to a Participant in respect of his or her Phantom Service Points at any time that a distribution is made pursuant to the Parent II LLC Agreement in respect of Operating Units shall be determined by multiplying (x) such Participant’s Phantom Plan Service Percentage and (y) the amount of Exit Proceeds. For the avoidance of doubt, the foregoing is simply a calculation of amount of the cash payment payable to a Participant holding Phantom Service Points, and in no event shall such

Participant, in its capacity as such, have any rights to receive a payment or distribution from Parent II LLC.[1]
5.	Phantom Performance Points; Payment.
(a)	Phantom Performance Point Pool. A pool of points shall exist consisting of “Phantom Performance Points”. Phantom Performance Points shall represent the right to receive a cash payment within thirty (30) days following the date on which a distribution is made pursuant to the Parent II LLC Agreement in respect of Value Units. The pool of Phantom Performance Points shall initially be 10,000,000, but may be increased in the discretion of the Committee at any time. The total number of Phantom Performance Points outstanding (after taking into account any adjustment made pursuant to Section 7) shall be referred to as the “Total Phantom Performance Point Pool”.

(b)	Phantom Performance Percentage. The “Phantom Plan Performance Percentage” for each Participant shall initially be the Final Phantom Performance Percentage multiplied by the quotient obtained by dividing (x) the number of Phantom Performance Points allocated to such Participant by (y) 10,000,000, or, if the Total Phantom Performance Point Pool is greater than 10,000,000, the Total Phantom Performance Point Pool, and shall be further subject to reduction pursuant to Section 5(c) below.

(c)	Performance Factor; Investment Multiple. As provided in the definition of Final Phantom Performance Percentage, each Participant’s Phantom Plan Performance Percentage reflects the Performance Factor, which operates to adjust Participants’ performance percentages based on the performance of the investment in the Parent II LLC by the Investor Members. For purposes of this Plan:
(1)	The “Performance Factor” equals a number (between zero and one) equal to the quotient obtained by dividing (i) the excess, if positive, of the Final Investment Multiple (as defined below) over the Minimum Investment Multiple by (ii) two (2); provided that if such quotient is greater than one, the Performance Factor will equal one.

(2)	The Final Investment Multiple is computed, after giving effect to any payments to be made pursuant to this Plan, by dividing (x) the total fair market value of all net distributions received, or to be received upon the applicable distribution, by the Investor Members from the Company in respect of their aggregate investment in the Company divided by (y) the aggregate of such investment of the Investor Members in the Company (it being understood that all

[1]	Schedule A provides an illustration of how a calculation of a Phantom Service Point payment would be made under the Plan. It is not intended to be an indication of actual payments under the Plan.

such amounts are themselves simultaneously being calculated by reference to amounts that may be payable pursuant to the Plan).
(d)	Phantom Performance Point Payments. The cash amount payable to a Participant in respect of his or her Phantom Performance Points at any time that a distribution is made pursuant to the Parent II LLC Agreement in respect of Value Units shall be determined by adding (x) the product of (i) such Participant’s Phantom Plan Performance Percentage and (ii) the amount of Exit Proceeds plus (y) an additional amount to provide a ‘catch-up’ similar to that provided in respect of Value Units pursuant to Section 9.1(d) of the Parent II LLC Agreement. For the avoidance of doubt, the foregoing is simply a calculation of the amount of the cash payment payable to a Participant holding Phantom Performance Points, and in no event shall such Participant, in its capacity as such, have any rights to receive a payment or distribution from Parent II LLC.[2]
6.	Additional Awards; Adjustments.
(a)	Additional Awards. An Employer may determine that a Participant’s performance warrants an award of additional Phantom Points, in which case the Employer may recommend to the Committee that an additional award be made.

(b)	Prior Appreciation Adjustments. Each Participant will be assigned a “Phantom Benchmark Amount”, which shall be an amount determined by the Committee with respect to the Participant each time the Committee awards any Phantom Points to the Participant and relates to the valuation of Parent II LLC at such time. Notwithstanding anything to the contrary set forth in the Plan, for purposes of the calculations under Section 4(c) and Section 5(d), the Committee shall make such adjustments to the amounts otherwise determined thereunder to account for the Phantom Benchmark Amount assigned in respect of a Participant’s Phantom Points.

(c)	In the event of any material acquisition, disposition, merger, recapitalization, capital contribution or other similar event, the Committee may make such adjustment(s) to the terms of the Plan or any awards granted under the Plan as the Committee shall determine appropriate in its sole discretion.
7.	Termination of Employment. If a Participant ceases to be employed by an Employer (other than in connection with a transfer to another Employer) prior to an Exit Event, such Participant shall forfeit all Phantom Points granted to the Participant.
8.	General Provisions.
(a)	Nontransferability. Unless otherwise provided in an Award Agreement, Phantom Points shall not be transferable by a Participant under any circumstances, except by will or the laws of descent and distribution.

[2]	Schedule A provides an illustration of how a calculation of a Phantom Performance Point payment would be made under the Plan. It is not intended to be an indication of actual payments under the Plan.

(b)	No Right to Continued Employment, etc. Nothing in the Plan or in any Award Agreement entered into pursuant the Plan shall confer upon any Participant the right to continue in the employ of or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement, or to interfere with or limit in any way the right of an Employer to terminate such Participant’s employment.

(c)	Taxes. The Company or any Affiliate is authorized to withhold from any payment relating to Phantom Points under the Plan amounts of withholding and other taxes due to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations.

(d)	Excise Tax. To the extent that, (i) in the Committee’s determination, payment to a Participant in respect of his or her Phantom Points would constitute “parachute payments” (within the meaning of Section 280G of the Code), and if (ii) such payment would (together with any other payment to which the Participant is or may be entitled that would constitute a “parachute payment”), if reduced by all federal, state, and local taxes applicable thereto, including the excise tax imposed under Section 4999 of the Code, be less than the amount the Participant would receive, after all taxes, if the Participant received aggregate payments in respect of his or her Phantom Points (and such other payments) equal (as valued under Section 280G of the Code) to only three times the Participant’s “base amount” (within the meaning of Section 280G of the Code), less $1.00, then (iii) such payments hereunder shall be reduced to such extent to avoid the application of such excise tax; provided that the Company shall use its reasonable best efforts to obtain shareholder approval of the payments in a manner intended to satisfy requirements of the “shareholder approval” exception to Section 280G of the Code and the regulations promulgated thereunder, such that payments may be made to the Participant in respect of his or her Phantom Points without the application of the excise tax.

(e)	Amendment and Termination. The Plan shall take effect on the date of its adoption by the Board of Directors of the Company (the “Board”). The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part, including but not limited to, amending the Plan and awards to alter the structure of the Plan if the Board determines that the Plan is not meeting its objectives.

(f)	No Rights to Awards; No Stockholder or Member Rights. No Participant shall have any claim to be granted any Phantom Points under the Plan, and there is no obligation for uniformity of treatment of Participants. A Participant or a transferee of Phantom Points shall have no rights as a stockholder or member of the Company or any Affiliate.

(g)	Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Phantom Points shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(h)	Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

(i)	Beneficiary. Upon the death of a Participant, all of his of her rights under the Plan shall inure to his or her designated beneficiary or, if no beneficiary has been designated, to his or her estate.

(j)	No Guarantee or Assurances. There can be no guarantee that any distributions in respect of Operating Units or Value Units will occur under the Parent II LLC Agreement or that any payment to any Participant will result under the Plan.

(k)	Expiration of Plan. Unless otherwise determined by the Board, the Plan shall expire on July 25, 2015 and all outstanding Phantom Points shall then expire and be forfeited with no consideration paid in respect of such forfeiture.

EXHIBIT A
Plan Definitions
For purposes of the Plan, the following terms shall be defined as set forth below.
“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934.
“Award Agreement” means any written agreement, contract, or other instrument or document evidencing a grant of Phantom Points.
“Baseline Primary Phantom Percentage” means a notional profits interest percentage in Parent II LLC, determined by the Committee with the consent of Parent II LLC in its sole discretion, attributable to all Phantom Points available for award under the Plan; provided that in no event shall the Baseline Primary Phantom Percentage plus the percentage interest represented by all profits interests in the Parent II LLC be greater than 15% of the combined notional and aggregate equity interests of the Parent II LLC, assuming all profits interests are outstanding and entitled to share in distributions. Such deemed profits interest percentage, as adjusted pursuant to the terms of the Plan, is generally intended to provide, as a function of Exit Proceeds, the maximum attainable cash payment payable to holders of Phantom Points under the Plan. The Committee shall have the discretion (with the consent of Parent II LLC) to change the Baseline Primary Phantom Percentage at any time and from time to time (including upon the occurrence of any distribution pursuant to the Parent II LLC Agreement or an Exit Event). Schedule 1, as amended from time to time, shall set forth the Baseline Primary Phantom Percentage.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the Compensation Committee of Parent II LLC, or if there is no such Compensation Committee of Parent II LLC, Parent II LLC.
“Company” means Coffeyville Resources, LLC, a Delaware limited liability company, or any successor corporation.
“Employer” means the Company or any Affiliate of the Company.
“Exit Event” has the meaning given in the Parent II LLC Agreement.
“Exit Proceeds” means the net proceeds available for distribution to the Members of Parent II LLC at any time that a distribution is made pursuant to the Parent II LLC Agreement in respect of Operating Units or Value Units, as the case may be, following the return of all unreturned “Capital Contributions” (as defined in the Parent II LLC Agreement).
“Final Phantom Percentages” means, collectively, the Final Phantom Performance Percentage, the Final Phantom Service Percentage and the Final Aggregate Phantom Percentage.

“Final Phantom Performance Percentage” means the product of (x) the Performance Factor and (y) the Total Performance Phantom Percentage.
“Final Phantom Service Percentage” means the Total Phantom Service Percentage.
“Investor Member” has the meaning given in the Parent II LLC Agreement.
“Maximum Investment Multiple” means four (4).
“Minimum Investment Multiple” means two (2).
“Operating Unit” has the meaning given in the Parent II LLC Agreement.
“Parent II LLC” means Coffeyville Acquisition II LLC.
“Parent II LLC Agreement” means the Limited Liability Company Agreement of Parent II LLC, dated as of October 16, 2007, as such may be amended.
“Participant” means an individual who has been granted Phantom Performance Points and/or Phantom Service Points pursuant to the Plan and who continues to hold Phantom Points.
“Performance Factor” shall have the meaning set forth in Section 5(c)(1).
“Phantom Performance Points” shall have the meaning set forth in Section 5.
“Phantom Points” means, collectively, or individually as the context requires, Phantom Performance Points and Phantom Service Points.
“Phantom Service Points” shall have the meaning set forth in Section 4.
“Plan” means this Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan II), as amended from time to time.
“Total Performance Phantom Percentage” means the product of (x) .667 and (y) the Baseline Primary Phantom Percentage.
“Total Phantom Percentages” means, collectively, the Total Performance Phantom Percentage and the Total Service Phantom Percentage.
“Total Phantom Service Percentage” means the product of (x) .333 and (y) the Baseline Primary Phantom Percentage.
“Value Unit” has the meaning given in the Parent II LLC Agreement.